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Dated as of June 30, 1996

                                                                     Exhibit 4.5


TO:  THE PARTIES LISTED ON SCHEDULE I HERETO

     RE:  Universal Hospital Services, Inc.
          ---------------------------------


Ladies and Gentlemen:

          Reference is made to (i) the Note Purchase Agreement dated as of November 24, 1992, as amended by the Letter Amendments dated as of December 15, 1993 and February 15, 1995, between Universal Hospital Services, Inc., a Minnesota corporation (the "Company") and you, (as amended, the "1992 Note Purchase Agreement"), pursuant to which the Purchasers purchased the 7.47% Senior Notes due 2002 of the Company in the aggregate principal amount of $12,000,000 (the "1992 Notes") and (ii) the Note Purchase Agreement dated as of March 1, 1995 (the "1995 Note Purchase Agreement", and, together with the 1992 Note Purchase Agreement, the "Note Purchase Agreements"), between the Company and Northern Life Insurance Company ("Northern") pursuant to which Northern purchased the 9.6% Senior Note due 2004 of the Company in the aggregate principal amount of $3,000,000 (the "1995 Note", and, together with the 1992 Notes, the "Notes"). You are the registered holders of 100% of the outstanding principal amount of Notes as reflected in the Note Registers required to be maintained by the Company pursuant to paragraph 11 of each Note Purchase Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Note Purchase Agreements.

     1. Amendments. The Company requests that each Note Purchase Agreement be amended in the following respects, such amendments to be effective as of the date hereof:


          A. Affirmative Covenants. Subparagraph (o) of paragraph 4 of each Note Purchase Agreement shall be amended and restated in its entirety as follows:

          (o) Consolidated Funded Debt/Total Capitalization. At all times maintain the ratio of Consolidated Funded Debt to Total Capitalization not greater than 0.57 to 1.00, provided, that for the period from July 1, 1996 through March 31, 1997, such ratio may not be greater than 0.60 to 1.00.

          B. Negative Covenants. Subparagraph (h) of paragraph 5 of each Note Purchase Agreement shall be amended and restated in its entirety as follows:

          (h) Fixed Charges. Permit as of the end of each fiscal quarter, Consolidated Net Income Available for Fixed Charges for the immediately preceding twelve-month period to be less than 2.5 times Fixed Charges for such twelve-month period, provided, that for fiscal quarters ending June 30, 1996 through March 31, 1998, Consolidated Net Income Available for Fixed Charges may not be less than 2 times Fixed Charges for the corresponding twelve-month period.

     2. Waivers. In connection with a business acquisition, the Company requests you to waive compliance with Subparagraphs 5(a) and 5(f) of each Note Purchase Agreement to permit the Company and its Subsidiaries to be liable for no more than $2,000,000 of secured indebtedness. This waiver is to be effective for a period of no more than 120 days from the date hereof.

          Except as specifically set forth herein, all terms and provisions of each Note Purchase Agreement and all other documents and instruments related thereto shall remain in full force and effect with no other modification or waiver.

          This Letter Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          If you are in agreement with the foregoing, please so indicate by executing the attached form of acknowledgment. This Letter Amendment shall then take effect as of the date first above written.

     Very truly yours,

     UNIVERSAL HOSPITAL SERVICES, INC.



     By /s/ David E. Dovenberg
        Its Vice President of Finance and Chief Financial Officer

                                      -2-
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Agreed to and accepted
as of the date first above written.

NORTHWESTERN NATIONAL LIFE
 INSURANCE COMPANY


By /s/ Frank P. Pintens
   Its Authorized Representative


NORTHERN LIFE INSURANCE COMPANY


By /s/ Frank P. Pintens
   Its Assistant Treasurer


RELIASTAR BANKERS SECURITY LIFE
 INSURANCE COMPANY


By /s/ James V. Wittich
   Its Vice President


By /s/ Frank P. Pintens
   Its Assistant Treasurer

                                      -3-
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SCHEDULE I



Northwestern National Life Insurance Company
100 Washington Avenue South
Suite 700
Minneapolis, Minnesota  55401-2121


Northern Life Insurance Company
100 Washington Avenue South
Suite 700
Minneapolis, Minnesota  55401-2121


ReliaStar Bankers Security Life Insurance Company
100 Washington Avenue South
Suite 700
Minneapolis, Minnesota  55401-2121